LSB
                                   INDUSTRIES

NEWS: for immediate release
________________________________________________________________
                                   POST OFFICE BOX 754 (73101)
                                   16 SOUTH PENNSYLVANIA (73107)
                                   OKLAHOMA CITY, OK U.S.A.
                                   PHONE: 405-235-4546
                                   TELEX: 203656 LSB UR
                                   FAX: 405-235-5067

LSB Industries, Inc. Announces Completion of Sale of Its Australian
Subsidiary

     OKLAHOMA CITY, Aug. 3 /PRNewswire/   LSB Industries, Inc.
(OTC Bulletin Board: LSBD) ("LSB") announced today that it has completed the sale of its wholly-owned subsidiary, Total Energy Systems Limited ("TES"), incorporated in Australia. The Asset Purchase Agreement between LSB and Quantum Explosives ("Quantum"), a subsidiary of Thiess Contractors Pty Limited ("Thiess") for the assets of TES and its related subsidiaries in Australia and New Zealand was closed in Brisbane, Australia on August 2.
     Jack E. Golsen, Board Chairman, stated that proceeds from the sale of approximately $14 million will be used to reduce debt. The transaction will result in a loss on the sale of approximately $2.0 million. However, the sale will eliminate TES' current losses which have been running approximately $3 million per annum.
     LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the manufacture and sale of commercial and residential climate control products, the provision of specialized engineering services, and other activities.
     LSB's common shares are traded on the Over-the-Counter Bulletin Board under the symbol of LSBD. Certain brokers have filed with the NASD to become Market Makers in LSB's stock. Those Market Makers are listed on LSB's website at www.lsb-okc.com.

SOURCE LSB Industries, Inc.
     -0-                    08/03/99
     /CONTACT: Tony M. Shelby, Chief Financial Officer of LSB
Industries, Inc., 405-235-4546; or Leslie A. Schupak, ext. 205, or Joe Mansi, ext. 207, both of KCSA, 212-682-6300, for LSB
Industries, Inc./
     /Web site: http://www.lsb-okc.com
     (LSBD)

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